EXHIBIT 18






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                                                        EXHIBIT 18

January 27, 2000


Board of Directors
Avon Products, Inc.
1345 Avenue of the Americas
New York, NY 10105-0196

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and issued our report thereon dated January 27, 2000.
Note 1 to the financial statements describes a change in accounting principle for determining the cost of certain inventories from the Last-in, First-out ("LIFO") method to the First-in, First-out ("FIFO") method. It should be understood that the preferability of one acceptable method of accounting over another for inventory costing has not been addressed in any authoritative accounting literature, and in expressing our concurrence below, we have relied on management's determination that this change in accounting principles is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principles in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.


                                          Very truly yours,

                                          PricewaterhouseCoopers LLP
                                          New York, New York